EXHIBIT 10.42

                            PATENT LICENSE AGREEMENT


         This Patent License Agreement (this "AGREEMENT") is made as of October 18, 2002 (the "EFFECTIVE DATE"), between Kinetech Inc., a Delaware corporation having its principal place of business at 3140 Whisperwoods Court, Northbrook, Illinois 60062 ("KINETECH") and Brilliant Digital Entertainment, Inc., a Delaware corporation having its principal place of business at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367 ("BRILLIANT") and Altnet, Inc., a Delaware corporation having its principal place of business at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367 ("ALTNET") (Brilliant and Altnet together shall be referred to herein as the "LICENSEE").

                                 R E C I T A L S

     A. Kinetech is the co-owner of United States Patent No. 5,978,791 and all related intellectual property. The term "PATENT" will include U.S. Patent No. 5,978,791 and all improvements, modifications, continuations, continuations-in-part, divisions, re-issues and re-examinations thereof.

     B. Licensee desires to obtain a license to use the Patent (as defined herein) in connection with exploiting various opportunities within the Permitted Use (as defined in Section 1.1 below) in the Territory (as defined in Section
1.1 below) ("BUSINESS"). Kinetech is willing to provide Licensee with a license to use the Patent in connection with Licensee's Business upon the terms of this Agreement.

                                A G R E E M E N T

     In consideration of the foregoing and the various obligations and rights set forth below, the parties agree as follows:

                                    ARTICLE 1
                                     LICENSE

     1.1 LICENSE GRANT. Subject to the terms and conditions set forth in this Agreement, Kinetech grants Licensee only in the United States of America, its territories, and its possessions, as well as any other country or geographic region for which a patent application has been filed by Kinetech or a patent has been issued to Kinetech that is, in all material respects, substantially similar to the Patent ("TERRITORY,") a limited, non-exclusive (subject, however, to the exclusivity terms set forth in Section 1.1.1 below), non-transferable, revocable, sublicensable (subject to the terms set forth in Section 1.1.2 below) right (the "LICENSE") under and to the Patent for the sole purpose of developing, marketing, renting and/or selling products and/or services which, without this License, would infringe or contribute to the infringement of any claim of the Patent (as defined in this Section below) only within the constraints of the permitted uses set forth in SCHEDULE 1.1 attached hereto and by this reference incorporated herein (the "PERMITTED USE") and in connection therewith, to use any method the practice of which, without this License, would infringe or contribute to the infringement of any claim of the Patent. For purposes of this Agreement, the term, "PATENT" includes any other United States or foreign patent filed by, or issued or assigned to Kinetech or Ronald Lachman (or for which Kinetech otherwise has a right or ability to grant a license under) that would be necessary for Licensee to conduct the Business or to develop, market, and/or sell products and/or services embodying patent no. 5,978,791 within the scope of the Permitted Use, including without limitation, any Improvements (as defined in Section 2.2 below), all additional applications for, corresponding to and claiming the benefit of, and continuations, divisions, reissues and foreign counterparts of same.


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          1.1.1  EXCLUSIVITY. Notwithstanding anything to the contrary contained in Section 1.1 above and subject to the conditions contained in this Section 1.1.1, Kinetech agrees that Kinetech will not itself develop, market, lease and/or sell, and will not offer or grant any license of the Patent to any third party for the purpose of developing, marketing, leasing and/or selling, products and/or services within the scope of the Permitted Use in the Territory that would without a License of the Patent infringe the Patent for as long as the rights under the Patent remain enforceable ("EXCLUSIVITY PERIOD"), and to this extent, the License shall be deemed to be exclusive to Licensee. The Exclusivity Period granted in this Section 1.1.1 shall, at Kinetech's sole reasonable discretion, become void and the rights granted Licensee in this Section 1.1.1 shall be revoked and terminated upon the occurrence of any of the following events, at which point the only rights of Licensee shall be the License as granted in Section 1.1 above:

               (a) If Licensee voluntarily ceases its substantial efforts as a core business focus of Licensee to market and sell products and/or services which embody the Patent within the Permitted Use to third parties that are not Licensee Affiliated Companies (as defined in Section 1.1.2 below) in the Territory; or

               (b) If Licensee voluntarily ceases its substantial efforts to facilitate the market expansion and exploitation of business opportunities for the Business; or

               (c) If Licensee involuntarily ceases exploitation of the Business, due to legal enforcement or otherwise, for a period of six (6) months or more, except if such involuntary cessation is caused by a third party claim that the Patent infringes on such third parties' patent rights.

          1.1.2 SUBLICENSING. Subject to the additional terms and conditions set forth on SCHEDULE 1.1.2 attached hereto and by this reference incorporated herein, Licensee may sublicense the rights granted to Licensee in the License hereunder only to third parties that are not "Licensee Affiliated Companies" (as defined below) and only for the purpose of (i) developing, marketing, renting and/or selling products and/or services utilizing the invention embodied in the Patent for the Permitted Use in the Territory, or (ii) a bona fide litigation settlement or cross-licensing transaction; in each case on the condition that Licensee delivers an execution copy of any such proposed sublicensing agreement to Kinetech no later than ten (10) days prior to executing such sublicensing agreement with a sublicensee pursuant to the notice provisions set forth in
Section 9.2 of this Agreement. Kinetech's failure to provide written notice of objection pursuant to the notice provisions set forth in Section 9.2 of this Agreement to any of the terms of such proposed sublicensing agreement within the ten (10) day period referred to above shall constitute its agreement that the rights to any the Patent granted in such sublicense agreement do not exceed the rights granted by Kinetech to Licensee pursuant to this Agreement. Licensee specifically agrees that the rights to the Patent granted in such sublicense agreement may not exceed the rights granted by Kinetech to Licensee pursuant to this Agreement as such may be determined by Kinetech in its sole reasonable judgment. Furthermore, Licensee specifically agrees that Licensee may not grant such sublicensees the right to further sublicense the Patent to related parties or third parties. "LICENSEE AFFILIATED COMPANIES" shall mean any entity which is directly or indirectly majority owned or controlled by either Licensee or in which either Licensee directly or indirectly owns 5% or more of such entity's outstanding equity securities.

     1.2 CERTAIN LICENSE RESTRICTIONS. Licensee shall keep its rights to the Patent hereunder free of any liens, claims or encumbrances of any type other than liens that may be granted from time to time to lenders in connection with senior and subordinated debt financing. Licensee is authorized to use the Patent solely in accordance with the Permitted Use in the Territory. Licensee must obtain Kinetech's prior written permission (which may be withheld by Kinetech in Kinetech's sole discretion) before utilizing the Patent for any purpose not specifically authorized as a Permitted Use or for any use, without exception, outside the Territory.


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     1.3  RETENTION OF RIGHTS.  Subject to Section 1.1.1 only, Kinetech reserves the right to use the Patent in any manner, or grant licenses, assign, convey, transfer, sell or otherwise alienate the Patent to any third party for use outside the field and scope of the Permitted Use, whether or not such use by Kinetech or such third party is in direct competition with the business of Licensee.

     1.4 CONSIDERATION. As soon as practicable following the execution of this Agreement, as consideration for the License, Licensee will issue to Kinetech a warrant to purchase five million (5,000,000) shares of Licensee common stock exercisable for a period of seven years following the Effective Date at an exercise price of $0.001 per share ("WARRANT") pursuant to the Warrant Agreement attached as EXHIBIT A ("CONSIDERATION"). Licensee specifically acknowledges and agrees that the shares underlying the Warrant shall be included as part of the next registration of Licensee's common stock filed by the Licensee under the Securities Act of 1933, as amended (other than registrations on Form S-8 covering compensatory option plans), and that such registration shall be filed no later than November 29, 2002. Licensee shall use all reasonable efforts to complete such registration process before January 23, 2003.

     1.5 STATUS. The status of Licensee under this Agreement is that of an independent contractor and not an agent or employee of Kinetech for all purposes, including without limitation payment of all taxes and assessments which any state, federal, municipal or other taxing authority may impose.

     1.6 MAINTENANCE. During the term of this Agreement, Kinetech shall take all actions reasonably necessary to maintain the Patent. Licensee agrees to pay Kinetech one third (1/3) of all expenses and/or fees (including attorneys fees and filing costs) Kinetech incurs in maintaining the Patent, including without limitation, all filings and other requirements regarding all improvements, modifications, continuations, continuations-in-part, divisions, re-issues and re-examinations thereof including all U.S. Patent and Trademark Office or Patent Trial and Appeal Board administrative proceedings challenging the validity of the Patent or any of the claims of the Patent. Licensee shall make such payments to Kinetech within thirty (30) days of receiving an invoice from Kinetech.

                                    ARTICLE 2
                                OWNERSHIP RIGHTS

     2.1 EXCLUSIVE RIGHTS IN KINETECH. Licensee acknowledges that as between Licensee and Kinetech, Kinetech has the exclusive, proprietary ownership and, except for the License granted hereunder, use rights to the Patent. No title to or ownership of the Patent in any form (except for the License) is transferred to Licensee. All rights not expressly granted to Licensee are expressly reserved by Kinetech.

     2.2  IMPROVEMENTS.

          2.2.1 IMPROVEMENTS TO THE PATENT. Licensee agrees that Kinetech will have the sole and exclusive right, title, and interest (both legal and equitable) to all of the intellectual property rights in all developments, adoptions, enhancements or modifications that constitute improvements in or to the Patent or otherwise fall within the scope of the Patent claims
("IMPROVEMENTS") made by either Licensee or Kinetech. Kinetech agrees that the Improvements will be deemed (without the payment of additional royalties) part of the License granted hereunder to Licensee. Neither Kinetech nor Licensee are, however, obligated to make any Improvements. Furthermore, Licensee hereby acknowledges and agrees that any Improvements made by Licensee, in any way, will be deemed to be done under Kinetech's approval, direction and control and that all such Improvements shall be considered a work made for hire and Kinetech shall own all right, title and interest therein. Kinetech shall be considered the author of the Improvements for


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


purposes of copyright and thus shall own all the rights in and to the copyright of the Improvements and only Kinetech shall have the right to copyright the same, which Kinetech may do in its name or in such name as Kinetech may choose. To the extent that the Improvements or the copyrights therein do not automatically vest in Kinetech, Licensee hereby grants, assigns and transfers to Kinetech all right, title and interest in and to the Improvements to the extent that Licensee has had or will have any right, title or interest therein. Kinetech shall have the sole and exclusive rights to all the Improvements and any additions and modifications thereto throughout the world, whether such rights currently exist or are recognized in the future, and in all media and languages, whether now or subsequently existing. Licensee shall execute such further instruments as Kinetech may request to evidence, establish, maintain or protect Kinetech's rights in and ownership of the Improvements.

          2.2.2 IMPROVEMENTS TO PROCESSES AND KNOW-HOW ANCILLARY TO THE PATENT. Subject to the terms and conditions contained herein and notwithstanding any provisions of this Agreement to the contrary, the parties agree that Licensee shall own any improvement in, modification to or development of any method or apparatus used for manufacturing and/or using products or services embodying the Patents as well as any improvement in, modification to or development of any know-how used for manufacturing and/or using products or services embodying the Patents (collectively, "RELATED DEVELOPMENT"). The definition of "Related Development" specifically excludes the Patent. Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that the Altnet P2P software stack does not contain any protectible element of the Patent and that, as between Licensee and Kinetech, Licensee has the exclusive, proprietary ownership and use rights to the Altnet P2P software stack, together with all code and other components thereof, whether developed by or for, or licensed to, Licensee and any improvements or modifications thereto, including all know-how, techniques, inventions and code relating thereto (collectively, the "ALTNET P2P STACK").

     2.3 ACKNOWLEDGMENTS. Each party acknowledges and agrees that they may receive certain proprietary information of the other party marked as confidential. All such information, specifically marked as confidential by a disclosing party, shall constitute trade secrets of the disclosing party within the meaning of the Uniform Trade Secrets Act ("TRADE SECRETS"). The confidential obligations of a receiving party herein will cease as to Trade Secrets that: (1) have become publicly known through no fault of the receiving party; (2) are received by the receiving party properly and lawfully from a third party without restriction on disclosure and without knowledge or reasonable suspicion that the third party's disclosure is in breach of any obligations to the disclosing party; (3) have been developed by the receiving party completely independent of the delivery of Trade Secrets by the disclosing party hereunder; or (4) have been approved for public release by written authorization of the disclosing party, or (5) are required by judicial, legislative or regulatory process to be disclosed (provided, that if any Trade Secrets are required by judicial, legislative or regulatory process to be disclosed, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the terms of this agreement.)

     2.4 PATENT MARKINGS. Licensee agrees to cause any products made by or for Licensee which are covered by one or more claims of the Patent to have clearly marked thereon, in a manner that is commercially reasonable and customary for such category of products a patent notice listing the number(s) of the Patent.


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                                    ARTICLE 3
                                 CONFIDENTIALITY

     3.1  DUTIES.

          3.1.1 Due to the importance and sensitivity of the Trade Secrets disclosed by Kinetech, Licensee agrees that during the Agreement Period and for three years following the termination of this Agreement or the License for any reason, Licensee shall (i) hold such Trade Secrets in confidence, (ii) not use such Trade Secrets except for the purposes contemplated by this Agreement, (iii) not publish or disclose such Trade Secrets to third parties unless authorized in writing by Kinetech; and (iv) not permit any individual who is not in Licensee's employment to use, publish, disseminate, disclose or have access to the Trade Secrets, except for those third parties who have a need to know and who have agreed in writing to maintain the confidentiality thereof.

          3.1.2 Due to the importance and sensitivity of the Trade Secrets disclosed by Licensee, Kinetech agrees that during the Agreement Period and for three years following the termination of this Agreement or the License for any reason, Kinetech shall (i) hold such Trade Secrets in confidence, (ii) not use such Trade Secrets except for the purposes contemplated by this Agreement, (iii) not publish or disclose such Trade Secrets to third parties unless authorized in writing by Kinetech; and (iv) not permit any individual who is not in Kinetech's employment to use, publish, disseminate, disclose or have access to the Trade Secrets, except for those third parties who have a need to know and who have agreed in writing to maintain the confidentiality thereof.

     3.2 DUTY TO DISCLOSE. A receiving party shall with reasonable promptness notify the disclosing party of any information which comes to the receiving party's attention which does or might indicate that there has been any loss of confidentiality arising from the receiving party's act or omissions concerning the disclosing party's Trade Secrets, it being understood, however, that a party that is required to provide such notice shall have no liability for any delay in providing such notice if the party required to be notified is not materially prejudiced by such delay. In such event, the receiving party will take all commercially reasonable steps within its power to limit the spread of such information, including but not limited to taking whatever legal action necessary to terminate such spread. The disclosing party, in its sole discretion, will have the right to take over and assume control of any such litigation, by providing receiving party with written notice of its decision to do so, and the receiving party will cooperate fully with the disclosing party in such litigation.

     3.3 TITLE PROTECTION. Licensee covenants that it shall not attack, compromise, file suit against or in any manner attempt to vitiate or commit or fail to take any action which could vitiate any of the rights, titles or interests of Kinetech in the Patents.

     3.4 SURVIVAL OF COVENANTS. Licensee's obligations under this Article 3 will survive the termination of this Agreement or any of this Agreement's provisions, for any reason.


                                    ARTICLE 4
                                   WARRANTIES

     4.1 KINETECH'S WARRANTIES. Kinetech warrants that, to the best of Kinetech's actual knowledge on the Effective Date,: (i) Kinetech has sufficient rights in the Patent, to grant the License; (ii) the Patent is valid and enforceable, (iii) the 13 page document entitled "Claims Allowed in TrueNames Continuation Application" provided to Licensee by Kinetech is an accurate and complete description of a continuation of the Patent that has been granted by the United States Patent and Trademark Office; (iv) no other person has the right to grant any license or to practice or use the data processing system described in the Patent within the scope of the Permitted Use and within the Territory; and (v) Kinetech's license of the


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Patent  pursuant to this  Agreement  does not, to the best of Kinetech's  actual knowledge on the Effective Date, infringe any rights of any third party under any United States patent law.

     4.2 WARRANTY EXCLUSION AND WAIVER. THE WARRANTIES SET FORTH IN SECTION 4.1 AND 4.3 ARE THE SOLE AND EXCLUSIVE WARRANTIES OF KINETECH UNDER THIS AGREEMENT. KINETECH SPECIFICALLY DISCLAIMS AND LICENSEE SPECIFICALLY WAIVES ALL WARRANTIES WHICH ARE NOT CONTAINED IN SECTION 4.1 ABOVE, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN OR ARISING BY TRADE USAGE OR OTHERWISE, INCLUDING BUT NOT LIMITED TO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     4.3 MUTUAL REPRESENTATIONS AND WARRANTIES. Licensee and Kinetech hereby each, with respect to itself, represents and warrants to the other as follows:

          4.3.1 It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

          4.3.2 It has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry out the provisions of this Agreement;

          4.3.3 The execution, delivery and performance of this Agreement by it and the consummation by the it of the transactions contemplated hereby do not and will not conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the it is a party;

          4.3.4 All corporate action on its part and on the part of its officers, directors and stockholders necessary for the authorization of this Agreement and the performance of all of its obligations hereunder has been taken; and

          4.3.5 This Agreement, when executed and delivered, shall be, valid and binding upon it and enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

                                    ARTICLE 5
                                 INDEMNIFICATION

     5.1  KINETECH'S  OBLIGATIONS.  Subject  to the  limitations  set  forth  in
Article 6 below, Kinetech shall defend, indemnify and hold harmless Licensee from all liabilities and reasonable expenses (including but not limited to attorneys' fees) judgments, fines or penalties which Licensee incurs that result from any breach of Kinetech's representations, warranties or obligations under this Agreement, whether such actions are civil, criminal, administrative or investigative, including any associated appeals, provided that Licensee both (i) notifies Kinetech in writing within thirty (30) days of receipt of notice of such claim, action, suit or proceeding; and (ii) provides Kinetech with all information within Licensee's possession that is required for the defense of such suit. In the matter of a third party patent infringement claim, in lieu of indemnification, Kinetech, at its sole option, may obtain for Licensee rights equivalent to the License.

     5.2  LICENSEE'S  OBLIGATIONS.  Subject  to the  limitations  set  forth  in
Article 6 below, Licensee shall defend, indemnify and hold harmless Kinetech from all liabilities and reasonable expenses (including but not limited to attorneys' fees) judgments, fines or penalties which Kinetech may incur that result from any claims, actions, suits or proceedings which arise due to actions of Licensee which


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constitute a breach of Licensee's  representations,  warranties  or  obligations under this Agreement, whether such actions are civil, criminal, administrative or investigative, including any associated appeals, provided that Kinetech both
(i) notifies Licensee in writing within thirty (30) days of receipt of notice of such claim, action, suit or proceeding; and (ii) provides Licensee with all information within Kinetech's possession that is required for the defense of such suit.

     5.3 NOTICE OF CLAIMS. No later than ten (10) business days from receipt of written notice of a suit or claim which involves the indemnification obligations of the other party, each party to this Agreement will provide written notice to the other party of the indemnifiable suit or claim in question. The party with the indemnification obligation (the "INDEMNIFYING PARTY"), will select a representative and/or counsel to assume primary responsibility for such claim or suit, at its sole cost and expense.

     5.4 SETTLEMENT OFFERS. The Indemnifying Party, at its sole expense, will assume control of the negotiation of any settlement offer to or from a third party, if such settlement is due to a claim or suit which involves the Indemnifying Party's indemnification obligations under this Agreement. The party being indemnified reasonably will assist the Indemnifying Party in any such settlement, suit or proceeding, provided that such assistance will be at the sole cost and expense of the Indemnifying Party. Unless Licensee and Kinetech otherwise agree, no settlement shall limit, restrict or otherwise affect the right of Kinetech or Licensee to carry on or conduct their business (then or in the future) or require any payment to be made or license to be granted by Kinetech or Licensee, or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which Kinetech or Licensee carries on or conducts its business (then or in the future).

                                    ARTICLE 6
                               REMEDY LIMITATIONS

     6.1 LICENSEE WAIVER OF DAMAGES AND REMEDIES. WITH THE EXCEPTION OF ANY DAMAGES ARISING OUT OF THE PERFORMANCE OR FAILURE OF PERFORMANCE BY KINETECH UNDER SECTION 3.1.2 OF THIS AGREEMENT, KINETECH DISCLAIMS AND WILL NOT BE LIABLE FOR, AND LICENSEE WAIVES ANY CLAIMS OR REMEDIES LICENSEE MAY HAVE AGAINST KINETECH FOR INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO DAMAGES ARISING FROM LOST PROFITS OR LACK OR LOSS OF PRODUCTIVITY OF LICENSEE OR ANY OTHER INDIVIDUAL OR ENTITY WHICH ARISE OUT OF ANY BREACH OF THIS AGREEMENT BY KINETECH OR ANY OBLIGATIONS KINETECH OWED TO LICENSEE OR KINETECH'S BREACH OF WARRANTY, OR WHICH ARISE PURSUANT TO ANY TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OR OTHER CLAIM, OR FOR ANY CLAIM MADE AGAINST LICENSEE BY ANY OTHER PARTY, EVEN IF KINETECH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM IN ADVANCE.

     6.2 KINETECH WAIVER OF DAMAGES AND REMEDIES. WITH THE EXCEPTION OF ANY DAMAGES ARISING OUT OF THE PERFORMANCE OR FAILURE OF PERFORMANCE BY LICENSEE UNDER SECTION 3.1.1 OF THIS AGREEMENT, LICENSEE DISCLAIMS AND WILL NOT BE LIABLE FOR, AND KINETECH WAIVES ANY CLAIMS OR REMEDIES LICENSEE MAY HAVE AGAINST LICENSEE FOR INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO DAMAGES ARISING FROM LOST PROFITS OR LACK OR LOSS OF PRODUCTIVITY OF LICENSEE OR ANY OTHER INDIVIDUAL OR ENTITY WHICH ARISE OUT OF ANY BREACH OF THIS AGREEMENT BY LICENSEE OR ANY OBLIGATIONS LICENSEE OWED TO KINETECH OR LICENSEE'S BREACH OF WARRANTY, OR WHICH ARISE PURSUANT TO ANY TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OR OTHER CLAIM, OR FOR ANY CLAIM MADE AGAINST

KINETECH BY ANY OTHER PARTY, EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM IN ADVANCE.

     6.3 EQUITABLE REMEDIES. Nothing in this Agreement, however, limits the ability of Kinetech or Licensee to seek injunctive relief and other non-monetary equitable remedies in matters involving breaches of obligations under this Agreement including, without limitation, the provisions of Section 1, 3 and 4, it being acknowledged that such breaches may cause a party to suffer irreparable harm and may not be adequately compensated in damages. Nothing in this Agreement prevents either Kinetech or Licensee from bringing such an action for injunctive relief in lieu of exercising termination rights or in addition to seeking damages under this Agreement.

                                    ARTICLE 7
                  CERTAIN OBLIGATIONS OF LICENSEE AND KINETECH

     7.1 BOOKS AND RECORDS. Licensee will keep accurate records concerning its use of the Patent for three (3) concurrent year periods during the Agreement Period and for a period of three (3) years following the Agreement Period, and shall provide copies of such records to Kinetech upon Kinetech's request, and/or shall allow Kinetech to examine Licensee's records at its premises and to copy or make abstracts of such records, upon Kinetech providing five (5) days advance notice of its intention to do so. Notwithstanding anything to the contrary stated above, Licensee shall keep copies of all sublicensing agreements of the License granted Licensee herein during the entire Agreement Period and for a period of three (3) years following the Agreement Period.

     7.2 INFRINGEMENT. Licensee shall notify Kinetech, in writing pursuant to the notice provisions contained herein, of any reasonably suspected infringement of the Patent in the Territory that is within the scope of the Permitted Use, and shall inform Kinetech of any evidence of such infringement. In the event of such infringement under the Permitted Use, when commercially reasonable under the circumstances based on a reasonable expectation that recoverable damages materially exceed expected litigation costs, Licensee shall have the obligation, at Licensee's sole expense, to take whatever action necessary to enforce Kinetech's and Licensee's rights in the Patent in the Territory. Kinetech shall fully cooperate with the Licensee, at Licensee's sole expense, to deal with the suspected infringement. With respect to any such claim and suits, Licensee shall employ counsel as mutually agreed to by Licensee and Kinetech to direct the litigation and any settlement thereof. Damages or other receipts received in connection with such claims, whether settled or litigated, with regard to the Patent as used in accordance with the Permitted Use in the Territory, less all out-of-pocket expenses associated with such settlement or litigation ("NET RECOVERY"), shall be paid upon receipt as follows: Kinetech shall be paid twenty-five percent (25%) of the Net Recovery and Licensee shall be paid seventy-five percent (75%) of the Net Recovery. If Licensee fails to take all necessary action within twenty (20) days of receiving notice from Kinetech of Kinetech's intent to take action on an infringement and if Kinetech reasonably elects to take such action itself after such twenty (20) day notice, Licensee agrees to pay, or reimburse Kinetech, for all costs (including attorney fees) associated with such action.

     7.3 ENFORCEMENT OF RIGHTS. Kinetech shall, during the Agreement Period, enforce its contractual rights in its agreement with Cable and Wireless Co. (formerly, Digital Island, Inc.) as such rights may affect the License of the Patent herein to Licensee.

                                    ARTICLE 8
                              TERM AND TERMINATION

     8.1 TERM AND TERMINATION. The term of the License granted to Licensee hereunder will commence on the Effective Date and continue for the life of the Patent ("AGREEMENT PERIOD"), as said Patent will be modified, improved and updated from time to time, unless terminated earlier as provided for in this Agreement.

     8.2 OTHER CAUSES. This Agreement will terminate, at Kinetech's sole reasonable discretion, prior to the expiration of the Agreement Period, upon the occurrence of any of the following: (i) Licensee commits a material default under this Agreement (including but not limited to its failure to make a payment of any reasonably undisputed amounts owing to Kinetech when and as the same become due) and such default remains uncured 30 days following delivery by Kinetech to Licensee of written notice of default; (ii) Licensee attempts to sell, mortgage, lease, license, assign, convey, transfer or sublicense the Patent in contravention of the terms herein; or (iii) Licensee dissolves or liquidates.

     8.3 EFFECT OF TERMINATION. Immediately upon a termination of this Agreement as identified in Section 8.2 above, all rights of Licensee hereunder will terminate in their entirety. The termination of this Agreement or the License, however, will not affect or impair any obligations or rights which arose prior to the date of such termination or out of the facts or occurrences which cause such termination. In addition to the survival provisions which may be contained elsewhere herein, the provisions of Articles 2, 3, 5, 6, 7, 8 and 9 herein will survive the termination of this Agreement or the License for any reason.

                                    ARTICLE 9
                                     GENERAL

     9.1 NO AGENCY OR PARTNERSHIP. This Agreement does not make Licensee the agent, legal representative, partner or joint venturer of Kinetech for any purpose whatsoever. Licensee has no right to create any obligation or responsibility, express or implied, on behalf of or in the name of Kinetech, or to bind Kinetech in any manner or concerning any matter.

     9.2 NOTICES. All notices which concern this Agreement shall be given in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it, in which case such notice shall be deemed given on the date of delivery; (ii) by mailing such notice by registered or certified mail, return receipt requested, in which case such notice shall be deemed given five (5) days from the date of its mailing; (iii) by Federal Express, UPS, DHL or any other overnight carrier, in which case such notice shall be deemed given two (2) days from the date of its transmission; or (iv) by Facsimile or telecopy, in which case such notice shall be deemed given on the date it is sent. All notices which concern this Agreement shall be addressed as follows:

If to Licensee:                             with a copy to:

Brilliant Digital Entertainment, Inc.       Business & Technology Law Group, LLP
6355 Topanga Canyon Boulevard               21900 Burbank Boulevard
Suite 120                                   Suite 270
Woodland Hills, California 91367            Woodland Hills, CA 91367
Attn: Chief Executive Officer               Attn: Murray Markiles, Esq

If to Kinetech:                             with a copy to:

Kinetech Inc.                               Much Shelist Freed Denenberg
3140 Whisperwoods Court                     Ament & Rubenstein, P.C.
Northbrook, Illinois 60062                  200 N. LaSalle St., Suite 2100
Attn:    Ezra Goldman and                   Chicago, IL 60601-1095
         Ronald Lachman                     Attn:    David T. Brown, Esq. and
                                                     L. Daniel Liutikas, Esq.

     9.3 USE OF LICENSEE'S NAME. Licensee agrees that Kinetech may use Licensee's name and may disclose that Licensee is a licensee of the Patent in Kinetech advertising, promotion and similar public disclosures, provided however, that such advertising, promotion or similar public disclosures shall not indicate, without Licensee's written consent, that Licensee in any way endorses any Kinetech products.

     9.4 APPLICABLE LAW. The laws of the State of Illinois will govern the interpretation of this Agreement, irrespective of the fact that the one of the parties now is or may become a resident of a different state. The parties will submit all disputes which arise under this Agreement to state or federal courts located in the City of Chicago, Illinois for resolution. The parties acknowledge that the aforesaid courts will have exclusive jurisdiction over this Agreement, and specifically waive any claims they may have which involve jurisdiction or venue, including but not limited to forum non conveniens. Service of process for any claim which arises under this Agreement shall be valid if made in accordance with the notice provisions set forth in Section 9.2 of this Agreement. If service of process is made as aforesaid, the party served agrees that such service will constitute valid service, and specifically waives any objections the party served may have under any state or federal law or rule concerning service of process. Service of process in accordance with this Section will be in addition to and not to the exclusion of any other service of process method legally available.

     9.5 CONSTRUCTION. This Agreement has been prepared and negotiations have occurred in connection with such preparation pursuant to the joint efforts of the parties to this Agreement. This Agreement therefore will be construed simply and fairly and not strictly for or against any party to this Agreement.

     9.6 COMPLIANCE WITH LAWS. Each party to this Agreement will comply with all applicable laws and regulations.

     9.7 NO ASSIGNMENT. Subject to the other provisions of this Agreement, Licensee will not have the right to assign, transfer, sublicense, lease, or in any manner convey all or any of its rights under this Agreement to unrelated third parties without the express written consent of Kinetech, which consent shall not be unreasonably denied. Notwithstanding, Licensee may assign all of its rights under this Agreement to a purchaser of all or substantially all of its assets without consent of Kinetech on the condition that such assignee of this Agreement in such sale expressly agrees, in writing, to fulfill the terms of this Agreement. In no event shall any assignment to a third party of the License granted under this Agreement remove any liability of that third party for any infringement of the Licensed Material which infringement occurred prior to the date of such assignment.

     9.8 BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of Kinetech and Licensee as well as their respective successors and permitted assigns (in the case of Kinetech).

     9.9 COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding between the parties. No modification of any of this Agreement's provisions will be valid unless made in a written instrument which both parties sign.

     9.10 DESCRIPTIVE HEADINGS. All section headings, titles and subtitles are in this Agreement for convenience of reference only, and are to be ignored in any construction of this Agreement's provisions.

     9.11 SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement will be construed as if it had never contained such invalid, illegal or unenforceable provision. Without limiting other provisions of this Agreement, the parties expressly intend and agree that each and every limitation of liability, disclaimer of warranties or exclusion of damages in this Agreement be severable and independent of any other provision and be enforced as such. Further, the parties expressly intend and agree that if any remedy in this Agreement is determined to have failed of its essential purpose, all limitations of liability and exclusions of damages set forth in this Agreement will continue to remain in effect.

     9.12 PRIOR AGREEMENTS SUPERSEDED AND PRIORITY OF THIS AGREEMENT. This Agreement supersedes any prior understandings, written agreements, or oral arrangements between the parties respecting the subject matter which this Agreement addresses. The terms of this Agreement will govern if there is any conflict between this Agreement and: (i) any purchase order of Licensee; and
(ii) any other written instrument which concerns or affects the subject matter of this Agreement including but not limited to correspondence and promotional materials. Each of the parties has relied specifically on the preceding as a material condition to entering into this Agreement.

     9.13 WAIVER. A party's attempted waiver, consent, or authorization of any kind whatsoever, whether required under this Agreement, or granted pursuant to any breach or default of any term of this Agreement, will not be effective or binding upon such party unless the same is in writing and signed by such party. Any such waiver, consent or authorization will be valid only to the extent specifically set forth in such writing. No failure or delay on the part of either party to this Agreement to exercise any right, remedy, power or privilege in connection with this Agreement will preclude or limit any other or further exercise of such right or the exercise of any other right, remedy, power or privilege.

     9.14 COOPERATION. Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.


KINETECH INC.,                            BRILLIANT DIGITAL ENTERTAINMENT, INC.,
a Delaware corporation                    a Delaware corporation


By:  /S/ RONALD LACHMAN                   By:  /S/ KEVIN BERMEISTER
     -----------------------------             --------------------------------


Its: PRESIDENT                           Its:  CHIEF EXECUTIVE OFFICER
     -----------------------------             --------------------------------


ALTNET, INC.,
a Delaware corporation


By:  /S/ KEVIN BERMEISTER
     ------------------------------

Its: CHIEF EXECUTIVE OFFICER

                                  SCHEDULE 1.1

                                  PERMITTED USE

The "Permitted Use" shall mean:

Identifying peer PC's with resident shareable copies of digital music, video, images, files and/or games and facilitating a user's previewing, purchase, performance or use of same, implemented as an Internet-wide public access peer-to-peer network created through contributions of unrelated persons' residual background computing resources on widely distributed, substantially all non-ISP based, PCs.

Only to the extent of the above stated Permitted Use examples of Permitted Uses include:

1) The peer-to-peer network transport system operated as of the Effective Date by Altnet, Inc.

2) The software applications available as of the Effective Date from Blue Falcon, Kontiki, Sharman Networks, Ltd., Grokster, Ltd, Imesh, Music City Networks, LimeWire, and Bearshare

Permitted Use specifically excludes, without limitation:

1) The infrastructure services of one or more managed global content delivery networks ("CDN") in which a customer's content is served faster, on average, than if served from the customer's origin server or the CDN can typically serve more users than a customer's origin server alone; where at least some customer content on origin servers is replicated to possibly many alternate servers of the CDN, many of said CDN servers being at ISP sites, and where users' requests for origin content are satisfied by directing them to CDN servers.

2) A peer-to-peer data storage system using devices that (i) are all commonly owned or controlled, and (ii) are dedicated to enterprise class storage (i.e., storage behind firewalls on dedicated storage devices).

Without limitation, examples of products and services outside the scope of the Permitted Use include:

1)   Cable and Wireless' (formerly Digital Island's) FootprintTM Service

2)   Akamai's FreeFlowTM Service

                                 SCHEDULE 1.1.2

                  ADDITIONAL SUBLICENSING TERMS AND CONDITIONS

In addition to the terms and conditions set forth in this Agreement, the following additional terms and conditions shall apply to Section 1.1.2:

1) All terms in this Agreement and any other agreements between the parties relating to preserving and protecting the rights of Kinetech in and to the Patent as well as all the obligations of Licensee to Kinetech set forth in this Agreement and any other agreements between the parties, including without limitation the provisions contained in Articles Two and Three of this Agreement, shall be set forth with specificity in any such sublicensing agreement; and

2) Any such sublicensing agreement shall specifically prohibit sublicensee from enforcing the rights of Kinetech or Licensee in the Patent and recovering damages from such enforcement.